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                                                                EXHIBIT 4.12

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of March 28, 1994, by and between GCR Holdings Limited, a Cayman Islands exempt limited liability company (the "Company"), Global Capital Reinsurance Limited, a subsidiary of the Company organized under the laws of Bermuda to engage in worldwide reinsurance (the "Operating Company") and JOHN K. WITHERSPOON, JR. (hereinafter called the "Employee").

                              W I T N E S S E T H

     WHEREAS, the Company and the Operating Company desire to have the Employee serve as Director of Marine Underwriting of the Operating Company and Employee is willing to serve in such capacity;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto agree as follows:

Section 1.  Employment.

     Effective as of June 1, 1994, the Operating Company will employ the Employee and the Employee will perform services for the Operating Company on the terms and conditions set forth in this Agreement and for the period ("Term of Employment") specified in Section 3 hereof.

Section 2.  Duties.

     The Employee, during the Term of Employment, shall serve as Director of Marine Underwriting of the Operating Company. The Employee shall be based at the Operating Company's headquarters in Bermuda. The Employee shall have such duties and responsibilities as are assigned to him by the Board of Directors of the Company and the Operating Company commensurate with his position as Director of Marine Underwriting of the Operating Company.
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        The Employee shall perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Operating Company, and shall devote his full business time, energy, attention and skill to the business of the Operating Company and to the promotion of its interests except as otherwise agreed by the Operating Company.

        The Employee warrants and represents that he is free to enter into this Agreement and is not restricted by any prior or existing agreement and the Company and the Operating Company may rely on such representation in entering into this Agreement.


Section 3. Term of Employment

        The initial Term of Employment of this Agreement shall be the period of three (3) years commencing on June 1, 1994. At the end of the initial Term of Employment, and on each anniversary thereof, the Term of Employment shall automatically be extended for one additional year, unless the Operating Company or the Employee shall have given written notice to the other that it does not wish to extend this Agreement at least six months in advance.


Section 4. Salary

        The employee shall receive, as compensation for his duties and obligations to the Operating Company, a salary at the annual rate of $140,000, payable in substantially equal installments in accordance with the Operating Company's payroll practice. It is agreed between the parties that the Operating Company shall review the base annual salary annually and in light of such review may, in the discretion of the Board of Directors of the Operating Company (but shall not be obligated to), increase such base annual salary taking into account any change in Employee's then responsibilities, increased in the cost of living, performance by the Employee, and other pertinent factors.


Section 5. Bonus

        During the Term of Employment, the Employee will participate in the Incentive Compensation Plan, a summary of which is attached hereto as Exhibit A, and
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will be eligible for an annual bonus of up to fifty (50%) percent of salary based on performance targets as determined in accordance with the terms of the Plan.

Section 6.      Investment Options

           The Employee will invest $100,000 of his own funds upon commencement of his employment with the Company to purchase 1,000 of the Company's ordinary redeemable shares, $0.10 par value, at a purchase price of $100 per share. Contingent upon the Employee having made such investment, the Company grants to the Employee, effective as of the commencement of the term of employment, options to purchase 1,000 of the Company's ordinary redeemable shares, par value $0.10 per share, at a purchase price of $100 per share.
Twenty percent (20%) of the Investment Options shall be exercisable as of the date of grant, 20% of the Investment Options shall become exercisable on the second anniversary of the date of grant, and an additional 20% of the Investment Options shall become exercisable as of each of the next three anniversaries thereof; provided, however, that no Investment Options shall become exercisable after the termination of the Employee's employment under this Agreement. In addition, no Investment Option may be exercised after the earlier of: (A) the date (i) ninety (90) days following the termination of the Employee's employment for any reason other than death or Disability (as defined in Section
14), or (ii) six (6) months after the termination of the Employee's employment be reason of death or Disability; or (B) the tenth anniversary of the commencement of the date of grant.

           At the time of exercise of Investment Options and prior to the issue of the Ordinary Shares, (i) the Employee shall pay in cash to the Company the aggregate purchase price of all Ordinary Shares purchased pursuant to such exercise. The Employee shall not have any of the rights and privileges of a shareholder of the Company with respect to the shares issuable upon any exercise of Investment Options unless and until his name is entered in the register of members of the Company in respect of such Ordinary Shares.
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Section 7.    Employee Benefits.

          During the Term of Employment, the Employee shall be entitled to participate in all employee benefit programs of the Operating Company, as such programs may be in effect from time to time, including without limitation, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical and major medical coverage, sick leave (including salary continuation arrangements), long-term disability, holidays and vacations.

Section 8.    Business Expenses.

          All reasonable travel and other expenses incidental to the rendering of services by the Employee hereunder shall be paid by the Operating Company. If expenses are paid in the first instance by the Employee, the Operating Company will reimburse him therefor upon presentation of proper invoices.

Section 9.    Relocation and Travel Expenses

          (a) Relocation Expenditures. The operating Company shall reimburse the Employee in amounts which, after provision for the net amount of all income taxes payable by Employee with respect to the receipt of such amounts (taking into account any moving expense or other deductions available to Employee and assuming the applicable rate of tax is the highest state and federal rate applicable to the Employee for the year in which the relocation expenditures are incurred), shall be equal to the sum of (i) all reasonable expenses of moving Employee (and his family and) their personal effects from Ridgewood, New Jersey to Bermuda, including, without limitation, (A) reasonable travel expenses and (B) duties on goods moved to Bermuda.

          (b) Travel Expenses. The Employee shall be reimbursed for reasonable travel costs incurred for semi-annual visits to the United States for the Employee and spouse and annual visits for his children.

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Section 10  Vacations and Sick Leave.

     The Employee shall be entitled to reasonable vacation and reasonable sick leave each year, in accordance with policies of, and as determined by the Board of Directors, provided, however, that the Employee shall be entitled to a minimum of 4 weeks vacation per year.

Section 11  Termination.

     (a) In the event of Serious Cause, as defined below, the Operating Company may terminate the Employee's employment and the Term of Employment upon written notice of such termination stating the Serious Cause upon which the Operating Company relies for its termination. The Employee's employment and the Term of Employment shall be terminated effective as of the date specified in such notice, which shall in no event be earlier than the effective date of such notice as provided in Section 19.

     "Serious Cause" shall mean (i) the willful and continued failure by the Employee to perform substantially his duties hereunder, other than by reasons of health, after written demand for substantial performance is delivered by the Operating Company that specifically identifies the manner in which the Operating Company believes the Employee has not substantially performed his duties and thirty (30) days thereafter, Employee continues to fail to perform; (ii) the Employee shall have been convicted by any federal, state or local authority in any jurisdiction for, or shall have pleaded guilty or nolo contendere to an act constituting a felony, (iii) the Employee shall have habitually abused any substance (such as narcotics or alcohol), (iv) the Employee shall have engaged in (A) acts of fraud, material dishonesty or gross misconduct in connection with the business of the Operating Company or (B) material breach by the Employee of this Agreement.

     (b) The Employee may terminate his employment and the Term of Employment in the event of Good Reason, as defined below, upon 30 days' prior written notice of such termination stating the Good Reason upon which the Employee relies for his termination. The Employee's employment and the Term of Employment shall be
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terminated effective as of the date specified in such notice, which in no event shall be earlier than the effective date of such notice as provided in Section
19.

     "Good Reason" shall mean (i) a substantial reduction in the Employee's salary, (ii) the demotion of the Employee, (iii) a material demotion of the Employee's duties hereunder, or (iv) a material breach of this Agreement by the Company or the Operating Company.

     (c) In the event of termination of Employee's employment and the Term of Employment by the Operating Company for Serious Cause or by the Employee without Good Reason, the Employee will forfeit all bonus amounts except as provided in the next sentence below, and the Operating Company shall be liable to Employee only for (i) any accrued but unpaid salary, (ii) any earned but unpaid bonus from a prior fiscal year, (iii) reimbursement of business expenses incurred prior to the date of termination.

     In addition, in such event the Company shall have a call to purchase any or all Ordinary Shares of the Company owned by the Employee within three (3) months after termination, for an amount equal to (i) with respect to Ordinary Shares acquired by Employee pursuant to the exercise of Investment Options the lesser of the Adjusted Issue Price or the Appraised Value of such Ordinary Shares, and
(ii) with respect to Ordinary Shares acquired by Employee with his own funds pursuant to the first sentence of Section 6, an amount equal to the Appraised Value of such Ordinary Shares. For purposes hereof (A) "Adjusted Issue Price" shall mean the price paid by the Employee for such Share, plus interest at the rate of 7% per annum from the purchase date of the Shares, and (B) "Appraised Value" shall mean at any date the shareholders' equity attributable to the Company's Ordinary Shares on a fully diluted basis, as determined by the audited consolidated financial statement of the Company for the fiscal year ended prior to the date of termination of the Employee's employment and the Term of Employment, or, if the Ordinary Shares are listed on a stock exchange or securities quotation system, the average of the closing bid price for Ordinary Shares for the ten trading days immediately preceding the date of the call to purchase.

     (d) In the event of the death, Retirement or Disability of the Employee, the Employee's employment and the Term of Employment shall be terminated as of the date
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of such death, Retirement or Disability and the Operating Company shall pay the
Employee, or the Employee's estate or legal representative, as appropriate, (i) any accrued but unpaid salary, (ii) any earned but unpaid bonus from a prior fiscal year, (iii) business expenses incurred prior to the date of termination, and (iv) relocation expenses which shall be equal to the sum of all reasonable expenses of moving Employee and his family and their personal effects from Bermuda to the United States, including without limitation, (A) reasonable travel expenses and (B) duties on goods moved to the United States. The date of Employee's Disability shall be deemed to be the last day of the sixth month during which the Employee has been unable to carry out his position as provided below.

        "Disability" shall mean the Employee's inability, for reasons of health, to carry out the functions of his position for a total of 6 months during any 12 month period of this Agreement. "Retirement" shall mean retirement from employment upon attaining age 65 or such earlier age agreed to by the Operating Company.

        In addition, in such event, the Company shall have the right to call any or all of the Ordinary Shares of the Company owned by Employee within six months of death, Retirement or Disability, and the Employee, the Employee's estate or legal representative, whichever is appropriate, shall have the right to put any or all of the Employee's Ordinary Shares to the Company within six
(6) months after Retirement or Disability. The price at which such put or call is exercisable shall be equal to the Appraised Value.

        (e) If the Operating Company should (i) terminate the Term of
Employment and the Employee's employment herein without Serious Cause therefor, or (ii) if the Employee should terminate the Term of Employment and his employment hereunder for Good Reason, the Operating Company shall continue to pay the Employee his base salary for a period of one year from such termination. In addition, the Employee shall be entitled to (A) any accrued but unpaid salary, (B) any earned but unpaid bonus from a prior fiscal year, (C) unreimbursed business expenses incurred prior to the date of termination and
(D) relocation expenses as described in (d)(iv) above from Bermuda to the
States.
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        In addition, in such event the Company shall have the right to call any or all of the Ordinary Shares of the Company owned by the Employee within three
(3) months of termination, and the Employee shall have a put to sell some or all of the Employee's Ordinary Shares to the Company within six (6) months of termination. The price at which such put or call is exercisable shall be equal to the Appraised Value.

        (f) In the event of the liquidation of the Company or in the event that the Board of Directors elects to discontinue permanently operating the Company, the Term of Employment and Employee's employment herein shall be terminated as of the date of such liquidation or discontinuance and the Operating Company shall pay the Employee (i) any accrued but unpaid salary,
(ii) any earned but unpaid bonus from a prior fiscal year, (iii) unreimbursed business expenses incurred prior to the date of termination and (iv) relocation expenses as described in (d) (iv) above from Bermuda to the United States. In addition, the Employee shall be entitled to receive one (1) year's salary from the date on which the Employee's employment is terminated, but only if Employee performs such consulting services during the one year period as the Company's founding shareholders, Goldman, Sachs & Co. and Johnson & Higgins (hereinafter referred to collectively as the "Sponsors"), shall require (including but not limited to winding up the affairs of the Company or the Operating Company or helping to start other similar enterprises).

        In such event, there shall be no call or put rights with respect to the Ordinary Shares of the Company owned by the employee. the Employee will receive payment for such Ordinary Shares at the same time, and on the same basis, as the other holders of the Ordinary Shares.

Section 12.  Agreement Not to Compete

        (a) The Employee hereby covenant and agrees that at no time during the Term of Employment nor for a period of eighteen (18) months following the termination of Employee's employment for any reason other than by the Operating Company without Serious Cause or by the Employee for good Reason, will he for himself or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide
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consulting services to, be employed by, or own, manage, operate or control any business engaged in by the Company or the Operating Company at the time of such termination of employment. Notwithstanding the preceding sentence, the Employee shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company or the Operating Company.

        (b) The Employee hereby covenants and agrees that, at all times during the Term of Employment and for a period of three years immediately following the termination thereof, the Employee shall not directly or indirectly employ or seek to employ any person or entity employed at the time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

        (c) This Section 12 shall be null and void if the Board of Directors elects to discontinue permanently Company operations or in the event the company becomes insolvent due to catastrophic losses.

Section 13   Confidential Information

        (a) The Employee agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him from the Company or any such affiliate or otherwise before or after the date of this Agreement, and not to disclose any such confidential matter to anyone outside the Company or any of its affiliates, whether during or after his period of service with the Operating Company, except as may be required in the course of a legal or governmental proceeding or, in the event that the Board of Directors elects to discontinue permanently company operations, with the consent of the Sponsors. Upon request by the Company, the Employee agrees to deliver promptly to the Operating Company upon termination of his services for the Operating Company, or at any time thereafter as the Operating company may request, all company or affiliate memoranda, notes, records, reports,
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manuals, drawings, designs, computer files in any media and other documents
(and all copies thereof) relating to the Company's or any affiliate's business and all property of the Company or any affiliate associated therewith, which he may then possess or have under his control.

        (b) Subject to the consent of the Sponsors, this Section 13 shall be null and void if the Board of Directors elects to discontinue permanently Company operations or in the event the Company become insolvent due to catastrophic losses.

Section 14  Remedy.

        Should the Employee engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 12 and 13 hereof, it is agreed that the Company or the Operating company, as applicable, shall be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the employee and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedy available to the Company or the Operating Company, as applicable, shall not be deemed to limit or prevent the exercise by the Company or the Operating Company of any or all further rights and remedies which may be available to the company or the Operating Company hereunder or at law or in equity.

Section 15  Successors and Assigns.

        This Agreement shall be binding upon and inure to the benefit of the Employee, his heirs, executors, administrators and beneficiaries, the Company, the Operating Company, their successors and assigns.

Section 16  Governing Law.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

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Section 17      Entire Agreement.

        This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements as to employment of the Employee. This Agreement cannot be amended, changed, modified or terminated without the written consent of the parties hereto.

Section 18      Waiver of Breach.

        The waiver by either party of a breach of any term of this Agreement shall not operate nor be construed as a waiver of any subsequent breach thereof.

Section 19      Notices.

        Any notice, report, request or other communication given under this Agreement shall be written and shall be effective upon delivery personally, by Federal Express or by fax.

        Unless otherwise notified by any of the parties, notices shall be sent to the parties as follows:

To Employee:    John K. Witherspoon, Jr.
                c/o Global Capital Reinsurance Limited
                Cast House
                48 Church Street
                Hamilton, HM 12 Bermuda

                Fax: (809) 295 4584


To the
Company:        GCR Holdings Limited
                c/o Maples and Calder
                P.O. Box 309
                Grand Cayman
                Cayman Islands
                British West Indies

                Fax: (809) 949 8080

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To the
Operating
Company:        Global Capital Reinsurance Limited
                Cast House
                48 Church Street
                Hamilton, HM 12 Bermuda

                Fax: (809) 295 4584

Section 20      Severability.

        If anyone or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 21      Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.


                                                /s/ John K. Witherspoon Jr.
                                                -------------------------------
                                                John K. Witherspoon, Jr.


                                                GCR Holdings Limited

                                                By: /s/ Lawrence S. Doyle
                                                -------------------------------


                                                Global Capital Reinsurance
                                                Limited

                                                By: /s/ Lawrence S. Doyle
                                                -------------------------------
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March 23rd, 1994


                                   Exhibit A
                                   ---------


INCENTIVE COMPENSATION PLAN
DIRECTOR OF MARINE UNDERWRITING



                                   Bonus Plan
                                   ----------

MEASURES        75% weight to Combined Ratio
                25% weight on Production

BUSINESS PLAN   1st year Premium     $10m
                2nd year Premium     $15m
                3rd year Premium     $20m

Award each year will be up to 50 percent of base salary which will be divided equal between cash and an option grant the cash award will be within 90 days of completing the underwriting year. The option award will vest one-third per year.

        Payout          Combined Ratio          Production (1st year)
        ------          --------------          ----------
         50%                 65%                        $10.0m
         40%                 75%                        $ 9.0m
         30%                 85%                        $ 8.0m
         20%                 90%                        $ 7.0m
         10%                 95%                        $ 6.0m